EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:          Brent L. Peters
Telephone Number: 610-965-5959
E-mail:           blpeters@eastpennbank.com



          EAST PENN FINANCIAL CORPORATION RECOGNIZED AS TOP PERFORMING
                                 COMMUNITY BANK



(August 26,  2005) - EMMAUS,  PA - East Penn  Financial  Corporation  (NasdaqSC:
EPEN) has been recognized as a top performing community bank in US Banker magazine's Annual Performance Ranking. The rating, published each July, ranks the top 200 publicly traded community banks with assets up to $1 billion based on three-year average return on equity (ROE).

East Penn Financial Corporation, ranked number 42, was acknowledged for achieving a three-year average return on equity of 14.5%. The Company also enjoyed three-year median earnings per share growth of 19.4%. Strong earnings in 2004 enabled East Penn to improve its ranking from number 91 the previous year.

"It is an honor to be acknowledged for our accomplishments as a top performing community bank," Brent L. Peters, President and CEO stated. "In only 14 years of operation, we are outperforming many older, more established institutions. We are proud of our profitability and are thankful for the support of our customers. This recognition is also the product of the phenomenal effort of our employees who provide superior products and services in a profitable manner."

East Penn Financial Corporation, with assets of $387.6 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. East Penn Financial Corporation's stock is traded on the Nasdaq SmallCap Market under the symbol "EPEN". Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.



This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.